Exhibit 14.1



                       INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders of the FEDERATED FUND FOR U.S. GOVERNMENT SECURITIES, INC.

We consent to the incorporation by reference in this registration statement on Form N-14 of the Federated Fund for U.S. Government Securities, Inc.(formerly, Fund for U.S. Government Securities, Inc.) of our report dated May 17, 1996, appearing in the Annual Report of the Federated Fund for U.S. Government Securities, Inc. for the year ended March 31, 1996, and incorporated by reference in the Statement of Additional Information dated May 31, 1996.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
October 1, 1996